Exhibit 99.1

Sara Lee Corporation 3500 Lacey Road Downers Grove, IL 60515	News

Release Date:	FOR IMMEDIATE RELEASE

Contact:	Media: Mike Cummins, +1.630.598.8412 Analysts: Melissa Napier, +1.630.598.8739

SARA LEE CORP. CLOSES $650 MILLION DEBT PRIVATE PLACEMENT

DOWNERS GROVE, Ill. (May 15, 2012) – Sara Lee Corp. (NYSE: SLE) today announced that it has closed a private placement of $650 million of senior notes.

The offering consisted of $232,000,000 of 3.60% senior notes due May 15, 2019, $120,000,000 of 3.81% senior notes due May 15, 2020, $124,000,000 of 4.03% senior notes due May 15, 2021, and $174,000,000 of 4.20% senior notes due May 15, 2022 (collectively, the “Notes”).

Sara Lee intends to use the net proceeds from the offering to pay off existing indebtedness and for general corporate purposes.

Upon completion of the proposed spin-off of Sara Lee’s International Coffee and Tea business, Sara Lee will satisfy its obligations under the Notes with a mandatory exchange of DE US, Inc. notes, which have substantially the same terms as the Notes. DE US, Inc. currently is a subsidiary of Sara Lee and will become a subsidiary of D.E MASTER BLENDERS 1753 in connection with the spin-off.

The Notes were offered and sold in private transactions and have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Forward-Looking Statements

This notice and other documents and statements of Sara Lee contain certain forward-looking statements, including with respect to Sara Lee’s spin-off plans. In addition, from time to time, in oral statements and written reports, Sara Lee discusses its expectations regarding its future performance by making forward-looking statements preceded by terms such as “expects,” “projects,” “anticipates” or “believes.” These forward-looking statements are based on currently available competitive, financial and economic data, as well as management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. Consequently, Sara Lee wishes to caution readers not to place undue reliance on any forward-looking statements. Among the factors that could cause Sara Lee’s actual results to differ from such forward-looking statements are those described in Sara Lee’s Annual Report on Form 10-K for the fiscal year ended July 2, 2011, as well as factors relating to:

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Sara Lee’s proposed spin-off plans and the related special dividend, such as (i) unanticipated developments that delay or negatively impact the proposed spin-off and capital plans; (ii) Sara Lee’s ability to obtain customary approvals; (iii) Sara Lee’s ability to generate the anticipated efficiencies and savings from the spin-off including a lower effective tax rate for the spun-off company; (iv) the impact of the spin-off on Sara Lee’s relationships with its employees, major customers and vendors and on Sara Lee’s credit ratings and cost of funds; (v) changes in market conditions; (vi) future opportunities that the board of directors of Sara Lee may determine present greater potential value to shareholders than the spin-off and special dividend; (vii) disruption to Sara Lee’s business operations as a result of the spin-off; (viii) future operating or capital needs that require a more significant outlay of cash than currently anticipated; and (ix) the ability of the businesses to operate independently following the completion of the spin-off;

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Sara Lee’s relationship with its customers, such as (i) a significant change in Sara Lee’s business with any of its major customers, such as Walmart, its largest customer; and (ii) credit and other business risks associated with customers operating in a highly competitive retail environment;

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the consumer marketplace, such as (i) intense competition, including advertising, promotional and price competition; (ii) changes in consumer behavior due to economic conditions, such as a shift in consumer demand toward private label; (iii) fluctuations in raw material costs, Sara Lee’s ability to increase or maintain product prices in response to cost fluctuations and the impact on Sara Lee’s profitability; (iv) the impact of various food safety issues and regulations on sales and profitability of Sara Lee products; and (v) inherent risks in the marketplace associated with product innovations, including uncertainties about trade and consumer acceptance;

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Sara Lee’s international operations, such as (i) impacts on reported earnings from fluctuations in foreign currency exchange rates, particularly the euro; (ii) Sara Lee’s generation of a high percentage of its revenues from businesses outside the United States and costs to remit these foreign earnings into the U.S. to fund Sara Lee’s domestic operations, dividends, debt service and corporate costs; (iii) difficulties and costs associated with complying with U.S. laws and regulations, such as Foreign Corrupt Practices Act, applicable to global corporations, and different regulatory structures and unexpected changes in regulatory environments overseas; and (iv) Sara Lee’s ability to continue to source production and conduct operations in various countries due to changing business conditions, political environments, import quotas and the financial condition of suppliers; and

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previous business decisions, such as (i) Sara Lee’s ability to generate margin improvement through cost reduction and efficiency initiatives; (ii) Sara Lee’s credit ratings, the impact of Sara Lee’s capital plans on such credit ratings and the impact these ratings and changes in these ratings may have on Sara Lee’s cost to borrow funds and access to capital/debt markets; (iii) the settlement of a number of ongoing reviews of Sara Lee’s income tax filing positions in various jurisdictions and inherent uncertainties related to the interpretation of tax regulations in the jurisdictions in which Sara Lee transacts business; and (iv) changes in the expense for and contingent liabilities relating to multi-employer pension plans in which Sara Lee participates.

In addition, Sara Lee’s results may also be affected by general factors, such as economic conditions, political developments, interest and inflation rates, accounting standards, taxes and laws and regulations in markets where Sara Lee competes. Sara Lee undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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